Exhibit 99.1

NEWS RELEASE

Media Contacts:

Darren Ballegeer

Cohn & Wolfe for Intellisync

darren_ballegeer@sfo.cohnwolfe.com

415-365-8534

INTELLISYNC COMMENTS ON PATENT COMPLAINT

SAN JOSE, CA, August 13, 2004 – Intellisync Corporation (Nasdaq: SYNC) has learned that a complaint alleging patent infringement has been filed in the US District Court for the Southern District of Ohio Western Division (Dayton) by NCR Corporation.

In the complaint, NCR alleges that certain Intellisync products infringe upon three of NCR’s patents. Based on a lengthy review, Intellisync believes that it does not infringe any valid claim of the asserted NCR patents. Intellisync plans to file its legal response in due course. No further comments or details will be disclosed at this time.

ABOUT INTELLISYNC CORPORATION

Intellisync Corporation (Nasdaq: SYNC) provides organizations with a suite of software products and services that synchronizes and distributes information that is critical to employees, customers and partners. Intellisync Corporation’s customers and strategic partners include Global 2000 companies such as America Online, Crédit Agricole, Domino’s Pizza, IBM, Microsoft, NTT DoCoMo, PeopleSoft, Pfizer, T-Mobile, Verizon Wireless and Yahoo! For more information on Intellisync Corporation’s products and services, please visit www.intellisync.com.

LEGAL DISCLOSURE

Forward-looking statements in this news release, including but not limited to statements related to Intellisync’s intentions to file a legal response to the NCR complaint and Intellisync’s belief that it does not infringe any valid claim of the asserted NCR patents are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks relating to dependence on Intellisync’s intellectual property rights, the inherent risks of litigation, Intellisync’s ability to prove its products do not infringe valid claims of NCR’s asserted patents, and other risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K for the year ended July 31, 2003 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync

disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Intellisync and the Intellisync logo are trademarks of Intellisync Corporation that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.

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